Exhibit (2)(J)(ii)(d)

THIRD AMENDMENT TO CUSTODIAN AND INVESTMENT ACCOUNTING AGREEMENT

THIS THIRD AMENDMENT TO CUSTODIAN AND INVESTMENT ACCOUNTING AGREEMENT (the “Amendment”) is made and entered into as of August 2, 2010 by and among each of the funds set forth on Exhibit A attached hereto, each a business trust or corporation organized and existing under the laws of the jurisdiction listed on Exhibit A (each, a “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WITNESSETH:

WHEREAS, Fund and State Street are parties to that certain Custodian and Investment Accounting Agreement dated as of November 1, 2001, and amended as of March 1, 2002 and October 1, 2007 (the “Agreement”); and

WHEREAS, Fund and State Street desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fund and State Street hereby agree that the Agreement is amended and supplemented as follows:

1.

The second “Whereas” clause is amended to read:

WHEREAS, Fund intends that this Agreement be applicable to each of its series listed on Exhibit A (such series together with all other series subsequently made subject to this Agreement in accordance with Section 17.2, shall be referred to herein as the “Portfolio(s)”);

2.

Exhibit A is replaced in its entirety by the Exhibit A dated August 2, 2010 attached hereto and incorporated herein by this reference.

3.

Section 17.2 is amended to read:

SECTION 17.2

ADDITIONAL FUNDS AND PORTFOLIOS.  In the event that any management investment company in addition to those listed on Appendix A hereto desires to have State Street render services as custodian under the terms hereof, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof.  In the event that any Fund desires to have State Street render services as custodian under the terms hereof with respect to one or more series in addition to those set forth on Exhibit A hereto, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services, such series shall become a Portfolio hereunder.

4.

This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other.  Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

Exhibit (2)(J)(ii)(d)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Mark Nicholson

Name:

Mark Nicholson

Title:

SVP

EACH OF THE ENTITIES SET FORTH ON EXHIBIT A HERETO

By:  /s/ Todd Modic

Name:

Todd Modic

Title:

Senior Vice President

Exhibit (2)(J)(ii)(d)

Exhibit A

LIST OF FUNDS

Amended as of August 2, 2010

ENTITY NAME	JURISDICTION
ING SENIOR INCOME FUND	Delaware Business Trust
ING PRIME RATE TRUST	Massachusetts Business Trust
ING FUNDS TRUST ING Floating Rate Fund	Delaware Business Trust